Exhibit 99.2

Non-GAAP Financial Measures Reconciliation

Gyrodyne, LLC
Reconciliation of Financial Information to the Remeasurement of Assets and Liabilities

	Remeasurement of Assets and Liabilities
Assets:
Estimated net inflows from investment of real estate	$2,075,313	(c)
Liabilities:
Property operating costs	(1,720,988)	(c)
Capital expenditures excluding land entitlement costs and land purchases	(1,529,693)	(a)
Land entitlement costs and land purchases	(876,314)	(b)
Corporate expenditures	(1,843,289)	(c)
Selling costs on real estate assets	(328,855)	(a)
Retention bonus payments to directors	(380,470)	(a)
Retention bonus payments to executives and other employees	(204,869)	(a)
Less prepaid expenses and other assets	-
Liability for estimated costs in excess of estimated receipts during liquidation	$(4,809,165)

(a) Costs directly attributable to the increase in real estate value	(2,443,887)
(b) Additional entitlement costs	(876,314)
(c) Net operating cash	(1,488,964)
Total	(4,809,165)